Exhibit 15.1

April 30, 2019

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

BDO Mexico was previously the independent registered public accounting firm for Petroleos Mexicanos Productive State-Owned Subsidiaries and Subsidiary Companies (the “Company”). On July 20, our appointment as principal auditors was terminated.

We have read the Company’s statements included in its Annual Report on Form 20-F for the fiscal year ended December 31, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s stated reason for changing its principal auditors or its statement that the newly engaged accountants were not consulted during the fiscal years ended December 31, 2017 and 2016.

Very truly yours,

/S/ BDO MEXICO

C.P.C. José Luis Villalobos Zuazua